Exhibit 10.1

HURCO COMPANIES, INC.

FISCAL 2016 SHORT-TERM INCENTIVE COMPENSATION PLAN

A.	General

The Fiscal 2016 Short-Term Incentive Compensation Plan (the “Plan”) of Hurco Companies, Inc. (the “Company”) is administered by the Compensation Committee of the Board of Directors of the Company. The Compensation Committee has the authority to interpret and administer all provisions and to make any rules and regulations or take any action it deems necessary with respect to the Plan.

Any payment of short-term incentive compensation for fiscal 2016 to a participant will be paid in cash, less applicable tax withholding, as determined by the Compensation Committee no later than January 31, 2017.

B.	Participation

The executive officers of the Company listed in the table below have been granted an award under the Plan. Any participant whose employment terminates during fiscal 2016 for any reason other than death, disability or retirement will have forfeited all rights and interests in and to any short-term compensation that may have accrued or been earned while the participant was actively employed. If a participant’s employment with the Company terminates during fiscal 2016 due to death, disability or retirement, the Compensation Committee may, in its sole discretion, approve the payment of a pro-rated portion of the amount payable under the Plan to such participant. For purposes of the Plan, the term “disability” means the total and permanent disability of the participant as determined by the Compensation Committee pursuant to section 22(e)(3) of the Internal Revenue Code of 1986, as amended, and the term “retirement” means termination of the participant’s employment with the Company after the participant’s 65th birthday or such other age as set forth in the Company’s retirement policy as in effect from time to time.

C.	Performance Metrics and Percentage Payout Levels

Compensation under the Plan will be based upon the achievement of the performance metrics and relative weightings set forth below:

Name	Performance Metric	Weighting
Michael Doar	Operating Income Margin	70%
	Strategic Objectives	30%

Gregory S. Volovic	Operating Income Margin	70%
	Strategic Objectives	30%

John P. Donlon	Operating Income Margin	50%
	Strategic Objectives	50%

Sonja K. McClelland	Operating Income Margin	70%
	Strategic Objectives	30%

“Operating Income Margin” is defined as the operating income of the Company on a consolidated basis divided by the sales and service fees of the Company on a consolidated basis, each as reported in the Company’s audited financial statements for the fiscal year ending October 31, 2016. The Compensation Committee will establish the performance goals related to Operating Income Margin and the percentage payout levels (the “Percentage Payout Levels”) that will be associated with the attainment of those performance goals. The Percentage Payout Levels for Operating Income Margin will range from 50% (threshold) to 100% (Target Amount (as defined below)) to 200% (maximum), with amounts interpolated between the stated performance levels. The performance goals and Percentage Payout Levels related to Operating Income Margin will be established by the Compensation Committee and communicated to the participants at a time when the outcome with respect to the relevant performance under those performance goals is substantially uncertain.

The Compensation Committee will establish and communicate to each of the participants his or her Strategic Objective(s) and the associated Percentage Payout Level(s) at a time when the outcome with respect to the achievement of the Strategic Objectives is substantially uncertain. The aggregate Percentage Payout Level for the 2015 Strategic Objectives for each participant may range from 50% to 200% of the Target Amount.

D.	Determination of Attainment

Following the end of fiscal year 2016, the Compensation Committee will determine the degree to which the Operating Income Margin goals were attained and the overall achievement by each participant of the applicable 2016 Strategic Objectives, and the resulting Percentage Payout Level relative to the Target Amount for each metric.

The weightings applicable to each of Operating Income Margin and the 2016 Strategic Objectives set forth above shall be applied to the Percentage Payout Level for each metric by participant as determined by the Compensation Committee, resulting in a weighted-average Percentage Payout Level (“Weighted-Average Percentage Payout Level”) relative to the Target Amount for each officer. If Operating Income Margin is zero or a negative number, then no amounts will be paid under the Plan, even if all or a portion of the performance goals under the 2016 Strategic Objectives were attained.

E.	Target Amount

The Weighted-Average Percentage Payout Level applicable to each participant will be multiplied by his or her “Target Amount,” which shall be determined by multiplying the base salary of the applicable participant paid during fiscal 2016 by the target percentage set forth below:

Name	Target Percentage of 2016 Base Salary
Michael Doar	85%
Gregory S. Volovic	75%
John P. Donlon	40%
Sonja K. McClelland	50%

The Committee retains the discretion to adjust downward, but not upward, the amount of compensation that would otherwise be payable under the Plan.

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